Contact:
William F. Hackett
Base Ten Systems, Inc.
(609) 586-7010 Ext. 2310

                          BASE TEN COMPLETES FINANCING
                               Raises $20,000,000


TRENTON, N.J. November 13, 1998 - Base Ten Systems, Inc. (Nasdaq: BASEA) announced today that it had completed the sale of $20,000,000 worth of newly issued common shares at a price of $3.00 per share. The transaction also included warrants good for seven years to purchase 1,000,000 additional shares of Base Ten Series A common stock at $3.00 per share. Base Ten shareholders approved the transaction at a Special Meeting of Shareholders on November 10, 1998.

Thomas E. Gardner, chairman and chief executive officer of Base Ten Systems, said, "This infusion of capital should give us the resources needed to execute current growth plans. The Company is well positioned as a leader in solutions level software and services for companies that are subject to cGMP (current Good Manufacturing Practice) regulation as promulgated by the U.S. Food & Drug Administration. It is now up to our management and professional teams to execute our strategies well."*

Base Ten Systems is a leading software technology company, focused on execution systems and services for the pharmaceutical, fine chemicals and medical products industries. Through installation of BASE10(TM) software, the company's customers around the world can enjoy more effective regulatory compliance, improved manufacturing flexibility and reduced production cycle time. BASE10(TM) execution systems are readily integrated with complementary software partners as manufacturers consolidate their operations into global supply chain processes. You can learn more about Base Ten Systems by visiting its web site at www.base10.com.*

*Forward Looking Statements

The foregoing contains "forward looking information" within the meaning of The Private Securities Litigation Reform Act of 1995. Such forward looking statements may be identified by an asterisk ("*") or by such forward looking terminology as "may", "will", "believe", "anticipate", "expect", or similar words or variations thereof. Such forward looking statements involve certain significant risks and uncertainties. Important factors that the Company believes may cause actual results to differ materially from such forward looking statements are discussed in the "Risk Factors," "Business" and "MD&A" sections of the Company's current S-3 registration statements and annual and quarterly reports on file with the Securities and Exchange Commission. Additional risk factors include the effectiveness of the software and ability of the software to operate without "bugs" in the technology, acceptance of the release by customers and actual rollout as a result of the release. In assessing such forward looking statements you are urged to read carefully those reports and other filings. The Company does not undertake to publicly update or revise its forward looking statements even if experience or future changes indicate that any such results or event (expressed or implied) will not be realized.

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